EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the AV Homes, Inc. 2015 Incentive Compensation Plan, as amended and restated June 1, 2017 of our report dated March 4, 2016 (except for paragraph 2 of Note 1, as to which the date is June 15, 2016) of AV Homes, Inc. and subsidiaries included in its Current Report on Form 8-K dated June 15, 2016, and our report dated March 4, 2016, with respect to the effectiveness of internal control over financial reporting of AV Homes, Inc. and subsidiaries, included in its Annual Report (Form 10-K) for the year ended December 31, 2015, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Phoenix, Arizona

June 23, 2017